Exhibit 4.35

Dated 1 July 2016

BOX SHIPS INC.

as Borrower

and

CREDIT SUISSE AG

as Lender

SUPPLEMENTAL AGREEMENT

in relation to a loan agreement dated

11 November 2014

for a loan facility of up to US$31,650,000

Index

Clause		Page

1	Definitions	3
2	Representations and Warranties	4
3	Agreement of the Lender and the Borrower	5
4	Conditions Precedent	5
5	Variations to Loan Agreement and other Finance Documents	6
6	Further Assurances	11
7	Expenses	12
8	Notices	12
9	Supplemental	12
10	Law and Jurisdiction	12
Execution Page		14

THIS SUPPLEMENTAL AGREEMENT is dated 1 July 2016 and made

BETWEEN:

(1)	BOX SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower"); and

(2)	CREDIT SUISSE AG, acting through its branch at St. Alban-Graben 1-3, CH-4051 Basel, Switzerland (the "Lender").

BACKGROUND

(A)	By a loan agreement dated 11 November 2014 (the "Loan Agreement"), made between the Borrower and the Lender, the Lender made available to the Borrower a loan facility of up to US$31,650,000 (all of which is currently outstanding by way of principal) upon the terms and for the purposes therein specified.

(B)	By a master agreement (on the 2002 ISDA Master Agreement form and including the schedule thereto dated as of 11 November 2014 (the "Master Agreement") and made between the Borrower and the Lender, the Borrower has entered into or may enter into certain Transactions (as such term is defined in the said Master Agreement) pursuant to separate Confirmations (as the said term is defined in the said Master Agreement) providing for, amongst other things, the payment of certain amounts by the Borrower to Lender.

(C)	The Borrower has requested that the Lender consents to (inter alia):

(i)	defer the amount of $2,195,000 in its entirety, consisting of:

(a)	the Tranche A Repayment Instalment in the amount of $495,000 falling due on 30 August 2016; and

(b)	two Tranche B Repayment Instalments each in the amount of $495,000 and two Tranche C Repayment Instalments each in the amount of $355,000, falling due on 1 July 2016 and 30 August 2016 respectively, to be payable on the Final Maturity Date;

(ii)	if the Approved Charterer exercises the Option (as such term is defined below), to defer the amount of $1,345,000 in its entirety, consisting of:

(a)	the Tranche A Repayment Instalment and the Tranche B Repayment Instalment each in the amount of $495,000 falling due on 30 November 2016; and

(b)	the Tranche C Repayment Instalment in the amount of $355,000 falling due on 30 November 2016,

to be payable on the Final Maturity Date;

(iii)	waive the minimum required Security Cover Ratio during the Waiver Period in its entirety (as defined below);

(iv)	waive the Leverage Ratio during the Waiver Period in its entirety;

(v)	subject to the Sale Date occurring immediately following the Expiry Date (as defined below) and the application of the Net Proceeds in the manner described in Recital D(ii) below, to allow the Lender to apply the Minimum Liquidity relevant to Ship C (being equal to US$500,000) against the Loan in order of maturity; and

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(vi)	the consequential amendments to the Loan Agreement and the other Finance Documents in relation to those matters,

(together, the "Request").

(D)	The Lender's consent to the Request is subject to, inter alia:

(i)	Lawry undertaking to (a) sign the MOA (as defined below) for the sale of Ship C by no later than the Expiry Date and (b) successfully complete the sale of Ship C and irrevocably and unconditionally deliver Ship C to the Buyer immediately following the Expiry Date;

(ii)	to apply the total amount of the Net Proceeds and, following the sale of Ship C, the Minimum Liquidity relevant to Ship C in prepayment of the Loan proportionately between all Tranches first against the then outstanding Repayment Instalments and thereafter against the Balloon Instalments in order of maturity; and

(iii)	the Borrower and each Owner providing to the Lender monthly statements setting out the details of the trade debt outstanding in respect of each Ship.

(E)	This Supplemental Agreement sets out the terms and conditions on which the Lender agrees with effect from the Effective Date to amend the Loan Agreement, the other Finance Documents and the Master Agreement.

NOW THEREFORE IT IS HEREBY AGREED

1	Definitions

1.1	Words and expressions defined in the Loan Agreement (as hereby amended) and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.

1.2	In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

"Applicable Date" means, in respect of the Waiver Period, the Expiry Date and in the case where the Sale Date occurs immediately following the Expiry Date, the Final Maturity Date;

"Approved Charter" means, in relation to Ship C, a time charter dated 22 May 2016 as same may be amended, supplemented and amended from time to time) and expiring on the Expiry Date and made between Lawry and the Approved Charterer;

"Buyer" means an unaffiliated third party in all respects acceptable to the Lender;

"Approved Charterer" means ZIM Integrated Shipping Services Ltd, a company incorporated in Israel whose registered address is at 9 Andre Saharov St., 31016 Haifa, Israel;

"Effective Date" means the date on which the conditions precedent in Clause 4.1 are satisfied;

"Expiry Date" means the earlier of (i) the date on which the Approved Charter is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force and effect and (ii) 31 August 2016 or, in the case where the Approved Charterer exercises the Option, the new expiration date of the Approved Charter;

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"First Notice of Re-delivery" means the notice to be served by the Approved Charterer on Lawry 30 days prior to the end of the Approved Charter in respect of the re-delivery of Ship C from the Approved Charterer to Lawry;

"MOA" means the memorandum of agreement entered or to be entered between Lawry and the Buyer in respect of the sale of Ship C in all respects acceptable to the Lender and includes any amendments and or supplements thereto;

"Net Proceeds" means the net sale proceeds in respect of the sale of Ship C in accordance with the terms of the MOA;

"Option" means the Approved Charterer’s option to extend the minimum tenor of the Approved Charter to a date falling after 31 August 2016;

"Sale Date" means, in respect of Ship C, the date on which title to and possession of that Ship is unconditionally and irrevocably transferred from Lawry to the Buyer pursuant to a sale agreement executed between the relevant parties;

"Supplemental Agreement" means the first supplemental agreement dated 1 July 2016 entered into between (i) the Borrower and (ii) the Lender; and

"Waiver Period" means the period commencing on 30 June 2016 (inclusive) and ending on the Applicable Date (inclusive).

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

1.4	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Supplemental Agreement. References to Clauses are to clauses of this Supplemental Agreement save as may be otherwise expressly provided in this Supplemental Agreement.

2	Representations and Warranties

2.1	The Borrower represents and warrants to the Lender, as at the date of this Supplemental Agreement and on the Effective Date, that the representations and warranties set forth in Clause 9 of the Loan Agreement (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to "this Agreement" were references to the Loan Agreement as amended by this Supplemental Agreement.

2.2	The Borrower hereby further represents and warrants to the Lender that, as at the date of this Supplemental Agreement:

(a)	the Borrower is duly incorporated and validly existing under the laws of the Republic of the Marshall Islands;

(b)	the Borrower has full power to enter into and perform its obligations under this Supplemental Agreement and has complied with all statutory and other requirements relative to its business;

(c)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers by the Borrower for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement as contemplated hereby have been obtained and will be maintained in full force and effect;

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(d)	the Borrower has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement, and such other documents to which it is a party and such documents do or will upon execution thereof constitute the valid and binding obligations of the Borrower enforceable in accordance with their respective terms;

(e)	the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby does not and will not during the Security Period constitute a breach of any contractual restriction or any existing applicable law or regulation, binding on the Borrower or on any of its assets and will not result in the creation or imposition of any Security Interest (other than under the Finance Documents) on any of such assets.

3	Agreement of the Lender and the Borrower

3.1	Agreement of the Lender

The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 and subject to and upon the other terms and conditions of this Supplemental Agreement, hereby agrees with the Borrower to amend the Loan Agreement and the Finance Documents as set out in Clause 5 hereof.

3.2	Agreement of the Borrower

The Borrower agrees and confirms that, save as amended pursuant to this Supplemental Agreement, the Loan Agreement, the Master Agreement and the other Finance Documents shall remain in full force and effect and it shall remain liable under the Loan Agreement, the Master Agreement and the other Finance Documents to which it is a party for all obligations and liabilities assumed by the Borrower thereunder.

4	Conditions Precedent

4.1	General

The agreement of the Lender contained in Clause 3.1 of this Supplemental Agreement is conditional to the fulfilment of the conditions precedent in Clause 4.2.

4.2	Conditions Precedent

The conditions referred to in Clause 4.1 are that the Lender shall have received the following documents and evidence in all respects in form and substance satisfactory to the Lender and its lawyers on or before the Effective Date:

(a)	documents of the kind specified in paragraphs 3 and 4 of Schedule 2, Part A to the Loan Agreement in respect of the Borrower and each Owner with appropriate modifications to refer to this Agreement;

(b)	an up to date certificate of good standing for the Borrower and each Owner;

(c)	certified copies of all documents evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;

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(d)	an original of this Supplemental Agreement duly executed by the parties hereto and countersigned by the Security Parties mentioned herein;

(e)	favourable legal opinions from lawyers appointed by the Lender on matters concerning the laws of the Republic of the Marshall Islands and Liberia or any other Pertinent Jurisdiction;

(f)	evidence that the agent referred to in Clause 10.4 has accepted its appointment as agent for the service of process under this Supplemental Agreement; and

(g)	any other document or evidence as the Lender may request in writing from the Borrower, or the Owners.

5	Variations to Loan Agreement and other Finance Documents

5.1	Specific amendments to Loan Agreement

In consideration of the agreement of the Lender contained in Clause 3.1 of this Supplemental Agreement, the Borrower hereby agrees with the Lender that upon satisfaction of the conditions referred to in Clause 4.1, with effect on and from the Effective Date the provisions of the Loan Agreement, shall be, and shall be deemed by this Supplemental Agreement to be amended as follows:

(a)	by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement" as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended;

(b)	by inserting in clause 1.1 thereof the definitions of "Applicable Date", "Approved Charter", "Approved Charterer", "Buyer", "Expiry Date", "First Notice of Re-delivery", "MOA", "Net Proceeds", "Option", "Sale Date", "Supplemental Agreement" and "Waiver Period", contained in Clause 1.2 of this Supplemental Agreement;

(c)	by inserting the definition of "Repayment Instalment" in clause 1.1 thereof with the following definition:

""Repayment Instalment" has the meaning given in Clause 7.1(b)(iii)(A);";

(d)	by replacing the definition of “Balloon Instalment” and “Business Day” in clause 1.1 thereof with the following new definitions:

""Balloon Instalment" has the meaning given in Clause 7.1(b)(iii)(B);"; and

"Business Day" means (i) a day (other than a Saturday or Sunday) which is not a public holiday in Athens and Piraeus and (ii) a day (other than a Saturday or Sunday) on which banks are open for general business in London, Zurich and Basel and, in respect of a day on which a payment in Dollars is required to be made under a Finance Document, also in New York City;";

(e)	by deleting clauses 7.1 and 7.2 thereof in their entirety and replacing them with the following new clauses:

"7.1	Amount of Repayment Instalments

The Borrower shall repay each Tranche as follows:

(a)	if the Option is not exercised by the Approved Charterer:

(i)	Tranche A by:

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(A)	3 equal consecutive three-monthly instalments each in the amount of $495,000 (the "Option A Tranche A Instalments"); and

(B)	a balloon instalment in the amount of $11,650,000 (the "Option A Tranche A Balloon Instalment");

(ii)	Tranche B by:

(A)	3 equal consecutive three-monthly instalments each in the amount of $495,000 (the "Option A Tranche B Instalments"); and

(B)	a balloon instalment in the amount of $11,650,000 (the "Option A Tranche B Balloon Instalment");

(iii)	Tranche C by:

(A)	3 equal consecutive three-monthly instalments each in the amount of $355,000 (the "Option A Tranche C Instalments" and, together with, Option A Tranche A Instalments and Option A Tranche B Instalments, the "Option A Repayment Instalments" and, in the singular, means either of them); and

(B)	a balloon instalment in the amount of $4,315,000 (the "Option A Tranche C Balloon Instalment" and, together with the Option A Tranche A Balloon Instalment and the Option A Tranche B Balloon Instalment, the "Option A Balloon Instalments" and, in the singular, means any of them).

(b)	If the Option is exercised by the Approved Charterer:

(i)	Tranche A by:

(A)	2 Tranche A Instalments each in the amount of $495,000 (the "Option B Tranche A Instalments"); and

(B)	a balloon instalment in the amount of $12,145,000 (the "Option B Tranche A Balloon Instalment");

(ii)	Tranche B by:

(A)	2 Tranche B Instalments each in the amount of $495,000 (the "Option B Tranche B Instalments"); and

(B)	a balloon instalment in the amount of $12,145,000 (the "Option B Tranche B Balloon Instalment"); and

(iii)	Tranche C by:

(A)	2 Tranche C Instalments each in the amount of $355,000; the "Option B Tranche C Instalments" and together with the Option B Tranche A Instalments, the Option B Tranche B Instalments and the Option A Repayment Instalments, the "Repayment Instalments" and in the singular means either of them); and

(B)	a balloon instalment in the amount of $4,670,000 (the "Option B Tranche C Balloon Instalment" and together with the Option B Tranche A Balloon Instalment, the Option B Tranche B Balloon Instalment, the Option A Balloon Instalments, the "Balloon Instalments" and in the singular means either of them).

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7.2	Repayment Dates

(a)	The first Option A Repayment Instalment in respect of each Tranche shall be repaid on 30 November 2016 or, as the case may be, the first Option B Repayment Instalment in respect of each Tranche shall be repaid on 28 February 2017.

(b)	Each subsequent Repayment Instalment in respect of each Tranche shall be repaid at three monthly intervals thereafter and the relevant last Repayment Instalment, together with the relevant Balloon Instalment, shall be repaid on the Final Maturity Date.";

(f)	by deleting sub-paragraph (b) of the definition of "Relevant Amount" in clause 7.7 thereof and replacing it with the following new sub-paragraph:

"(b)	Ship C, the aggregate of the Minimum Liquidity relevant to Ship C and the Net Proceeds";

(g)	by deleting sub-clause 7.9(b) thereof and replacing it with the following new sub-clause:

"(b)	If made pursuant to Clause 7.7, in the case of a sale or Total Loss of:

(i)          an Existing Ship, first towards full prepayment of the Tranche related to the Existing Ship being sold or which has become a Total Loss and any balance shall thereafter be applied proportionately between the remaining Tranches pro rata first against the Repayment Instalments and thereafter against the Balloon Instalments in order of maturity; and

(ii)          Ship C, towards prepayment of the Loan proportionately between all Tranches first against the then outstanding Repayment Instalments and thereafter against the Balloon Instalments in order of maturity.";

(h)	by deleting clause 10.6 thereof and replacing it with the following new clause:

"10.6	Provision of financial statements

The Borrower will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year the audited consolidated annual accounts of the Borrower for that Financial Year (commencing with accounts for the year ending 31 December 2014);

(b)	as soon as possible, but in no event later than 90 days after the end of each 6-month period in each Financial Year of the Borrower its unaudited consolidated accounts for that 6-month period certified as to their correctness by any officer or director of the Borrower, and

(c)	as soon as possible, but in no event later than 5 Business Days after the end of each month, monthly statements in a form approved by the Lender fully disclosing the trade debt incurred and outstanding in respect of each Ship certified as to their correctness by any officer or director of the Borrower; and

(d)	promptly after each request by the Lender, such further financial information about the Borrower, each Ship and the Owners (including, but not limited to, charter arrangements, commitments, operations, Financial Indebtedness and operating expenses) as the Lender may require from time to time;

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(i)	by adding in the Loan Agreement the following new clause 10.20 as follows:

"10.20	Sale of Ship C

The Borrower undertakes to:

(a)	take all necessary actions in order to market Ship C for sale immediately upon receipt of the First Notice of Re-delivery;

(b)	ensure that Ship C is sold for cash on normal commercial arm's length terms to the Buyer;

(c)	keep the Lender regularly updated regarding the sale process of Ship C and to advise the Lender promptly of any offers received for Ship C (including, without limitation, the price offered, the identity of the Buyer and the main terms of the offer);

(d)	send to the Lender a certified copy of the MOA (and any addenda or supplemental agreements applicable thereto) made between Lawry and the Buyer in respect of the sale of Ship C, promptly after the execution of such document;

(e)	settle any pending claims against the insurers or the Approved Charterer in connection with Ship C prior to the Sale Date;

(f)	ensure that (i) the MOA is signed between Lawry and the Buyer for the sale of Ship C by no later than the Expiry Date and (ii) the sale of Ship C is successfully completed and Ship C is irrevocably and unconditionally delivered to the Buyer in accordance with this Clause 10.20 immediately following the Expiry Date; and

(g)	on or prior to the Sale Date the Net Proceeds are paid to the Lawry Shipping Ltd – Earnings Account and are applied proportionately between all Tranches first against the then outstanding Repayment Instalments and thereafter against the Balloon Instalments in order of maturity (and the Borrower irrevocably and unconditionally authorises the Lender to make such application on its behalf)."

(j)	by adding the words "other than during the Waiver Period" after the figure "0.80:1" in clause 11.5(b) thereof;

(k)	by adding at the end of clause 14.1 thereof the following proviso:

"Provided that this clause 14.1 shall not apply during the Waiver Period;"

(l)	by adding clause reference "10.20" after reference to "10.19" in clause 18.1(b) of the Loan Agreement;

(m)	by deleting clause 18.1(k) thereof in its entirety and re-designating clauses 18.1(l), 18.1(m), 18.1(n), 18.1(o), 18.1(p), 18.1(q), 18.1(r) and 18.1(s) as the new clauses 18.1(k), 18.1(l), 18.1(m), 18.1(n), 18.1(o), 18.1(p), 18.1(q) and 18.1(r) respectively; and

(n)	by construing all references therein to "this Agreement" hereunder" or the like expressions where the context admits as being references to "Loan Agreement as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended".

5.2	Amendments to the Guarantees

With effect on and from the Effective Date, each Guarantee shall be, and shall be deemed by this Agreement to be, amended as follows:

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(a)	by deleting clause 11.3 thereof and replacing it with the following new clause:

"11.3	Provision of financial statements

The Guarantor shall send or procure these are sent to the Lender:

(a)	as soon as possible, but in no event later than 5 Business Days after the end of each month, monthly statements in a form approved by the Lender fully disclosing the trade debt incurred and outstanding in respect of the Ship certified as to their correctness by any officer or director of the Borrower; and

(b)	promptly after each request by the Lender such financial information about the Guarantor and the Ship (including, but not limited to, charter arrangements, commitments, operations, Financial Indebtedness and operating expenses) as the Lender may require from time to time."; and

(b)	by adding a new clause 11.20 of the Guarantee in respect of Lawry as follows:

"11.20	Sale of the Ship

The Guarantor undertakes to:

(a)	take all necessary actions in order to market the Ship for sale immediately upon receipt of the First Notice of Re-delivery;

(b)	ensure that the Ship is sold for cash on normal commercial arm's length terms to the Buyer;

(c)	keep the Lender regularly updated regarding the sale process of the Ship and to advise the Lender promptly of any offers received for the Ship (including, without limitation, the price offered, the identity of the Buyer and the main terms of the offer);

(d)	send to the Lender a certified copy of the MOA (and any addenda or supplemental agreements applicable thereto) made between Lawry and the Buyer in respect of the sale of the Ship, promptly after the execution of such document;

(e)	settle any pending claims against the insurers or the Approved Charterer in connection with the Ship prior to the Sale Date;

(f)	it (i) signs the MOA with the Buyer for the sale of the Ship by no later than the Expiry Date and (ii) completes the sale of the Ship successfully and the Ship is irrevocably and unconditionally delivered to the Buyer in accordance with this Clause 11.20 immediately following the Expiry Date; and

(g)	on or prior to the Sale Date the Net Proceeds are paid to the Lawry Shipping Ltd – Earnings Account and undertakes to ensure that the Net Proceeds are applied proportionately between all Tranches first against the then outstanding Repayment Instalments and thereafter against the Balloon Instalments in order of maturity."; and

(c)	by construing references to each of the Guarantees and any other Finance Documents as being references to each such document as amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended.

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5.3	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement, the Guarantees, shall be, and shall be deemed by this Supplemental Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement, the Guarantees and those Finance Documents as amended and supplemented by this Supplemental Agreement; and

(b)	by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.

5.4	Finance Documents to remain in full force and effect.

The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.

6	Further Assurances

6.1	The Borrower's and each Security Party's obligation to execute further documents etc.

The Borrower and each Security Party shall:

(a)	execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the laws of England or such other country as the Lender may, in any particular case, reasonably require;

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Lender may, by notice to the Borrower or that Security Party, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)	validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and supplemented by this Supplemental Agreement; and

(b)	implementing the terms and provisions of this Supplemental Agreement.

6.3	Terms of further assurances

The Lender may specify the terms of any document to be executed by the Borrower or any Security Party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

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6.4	Obligation to comply with notice

The Borrower or any Security Party shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	Expenses

7.1	The provisions of Clause 19 (Fees and Expenses) of the Loan Agreement shall apply to this Supplemental Agreement as if the same were set-out herein in full.

8	Notices

8.1	The provisions of Clause 27 (Notices) of the Loan Agreement shall apply to this Supplemental Agreement as if the same were set-out herein in full.

9	Supplemental

9.1	Counterparts

This Supplemental Agreement may be executed in any number of counterparts.

9.2	Third party rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

10	Law and Jurisdiction

10.1	English Law

This Supplemental Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Exclusive English jurisdiction

Subject to Clause 10.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

10.3	Choice of forum for the exclusive benefit of Lender

Clause 10.2 is for the exclusive benefit of the Lender which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

10.4	Process Agent

The Borrower irrevocably appoints Hill Dickinson Services (London) Ltd. at its office for the time being, presently at The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

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10.5	Lender's Rights unaffected

Nothing in this Clause 10 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.6	Meaning of proceedings and Dispute

In this Clause 10, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Supplemental Agreement (including a dispute relating to the existence, validity or termination of this Supplemental Agreement) or any non-contractual obligation arising out of or in connection with this Supplemental Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed as a deed the day and year first above written.

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Execution Page

BORROWER

SIGNED by	)
of BOX SHIPS INC.	)
signed by	)
its duly authorised attorney in fact	)
in the presence of:	)

LENDER

SIGNED by	)
of CREDIT SUISSE AG	)
signed by	)
its duly authorised attorney in fact	)
in the presence of:	)

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COUNTERSIGNED this 1st day of July 2016 and on behalf of each of the following companies which, by their execution hereof, confirm and acknowledge that they have read and understood the terms and conditions of this Supplemental Agreement, that they agree in all respects to the same and that the Finance Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

for and on behalf of:
LAWRY SHIPPING LTD

for and on behalf of:
TACITA OCEANWAY CARRIER CO.

for and on behalf of:
ALAQUA MARINE LIMITED

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